Exhibit 99.1

For Immediate Release

Aquinox Pharmaceuticals Announces Results from FLAGSHIP Trial with

AQX-1125 in Chronic Obstructive Pulmonary Disease

Patients with Frequent Exacerbations

Vancouver, British Columbia – July 9, 2015 (GLOBE NEWSWIRE) — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (Nasdaq: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, announced today its Phase 2 FLAGSHIP clinical trial failed to demonstrate efficacy in chronic obstructive pulmonary disease (COPD) patients with a history of frequent exacerbations.

“We believe that FLAGSHIP was a robust and well conducted trial and the results are conclusive,” said David Main, President & CEO at Aquinox. “Given the encouraging activity seen in our recent LEADERSHIP trial our focus will be on the further development of AQX-1125 in bladder pain syndrome/interstitial cystitis. In addition, we are awaiting results from our KINSHIP trial in atopic dermatitis.”

In the FLAGSHIP trial, patients treated with 200 mg oral, once daily AQX-1125 for 12 weeks demonstrated no difference in COPD symptoms compared to placebo, as measured by EXACT, a patient-reported outcome tool. On the secondary endpoint of medically treated exacerbations there was also no benefit observed with AQX-1125.

Consistent with past results, the FLAGSHIP trial demonstrated AQX-1125 to be well tolerated. The overall adverse event rate was similar between AQX-1125 and placebo.

Aquinox will host a conference call and live audio webcast today July 9, 2015 at 9:00 AM (ET) / 6:00 AM (PT) to summarize and discuss these results in greater detail.

Conference Call Details:

Date: Thursday, July 9, 2015

Time: 9:00 AM (ET) 6:00 AM (PT).

Toll-free: (866) 357-7878

International: (315) 625-3088

Conference ID: 82541439

A live audio webcast and archive of the event will be available at: http://edge.media-server.com/m/p/3ycwqsdk

About the FLAGSHIP Trial

The FLAGSHIP trial was a multicenter, randomized (1:1), double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of 200mg, oral, once daily AQX-1125 to reduce the effects of exacerbations in 400 unstable patients with moderate to severe COPD. The primary endpoint was the change in the severity, duration and recurrence of COPD exacerbations in patients treated with AQX-1125 versus placebo, as measured by EXACT, a patient-reported outcome tool that measures symptoms. The FLAGSHIP trial was initiated in July of 2013 and enrolled subjects at investigative sites across Northern and Central Europe, Australia, New Zealand and the United States. For more information on the FLAGSHIP trial please visit www.clinicaltrials.gov.

About the LEADERSHIP trial

The LEADERSHIP trial was a multicenter, randomized (1:1), double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of 200mg oral, once daily AQX-1125 to reduce pain in female patients with BPS/IC. The primary endpoint was to measure the difference in the change from baseline in the mean daily bladder pain score based on an 11-point numeric rating scale (NRS) at six weeks recorded by electronic diary. The trial was initiated in July of 2013 and conducted at investigative sites across Canada and the United States. A total of 69 subjects were enrolled. For more information on the LEADERSHIP trial, please see our recent press release announcing top line data June 25, 2015.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signaling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties in multiple preclinical studies and clinical trials. Aquinox is currently developing AQX-1125 as an oral, once daily treatment in bladder pain syndrome/interstitial cystitis. In addition, Aquinox is exploring AQX-1125 for atopic dermatitis in its ongoing KINSHIP Phase 2 trial with top line data expected by Q1 2016.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX- 1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-Looking Statements

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to: the further clinical development of AQX-1125 and the success and timing of future clinical trials. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; and our expectations regarding the potential safety, efficacy or clinical utility of AQX-1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report Form 10-Q for the quarter ended March 31, 2015 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Info:

Brendan Payne

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com

Communications Contact Info:

Heather Savelle

Vice President

MacDougall Biomedical Communications

781.235.3060

aquinox@macbiocom.com